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                                                                    Exhibit 8.01


_______________, 2000



Board of Directors                  Board of Directors
Old National Bancorp                Permanent Bancorp, Inc.
420 Main Street                     101 SE Third Street
Evansville, Indiana 47708           Evansville, Indiana 47708

Ladies and Gentlemen:

         The Boards of Directors of Old National Bancorp ("ONB") and Permanent Bancorp, Inc. ("Permanent"), have requested our opinion as special tax counsel as to certain federal income tax consequences of a reorganization involving ONB, Permanent, Merger Corporation I ("Merger Corporation"), Old National Bank and Permanent Bank ("Bank").

         In summary, the proposed transaction consists of the merger of Bank with and into Old National Bank ("Bank Merger") and, immediately thereafter, the merger of Permanent with and into Merger Corporation ("Company Merger"). The Bank Merger and the Company Merger are hereinafter collectively referred to as the "Mergers". In consideration of the Mergers, Permanent shareholders will receive shares of ONB common stock in exchange for their shares of Permanent common stock.

                                      FACTS

         In connection with the Mergers, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

         A.       ONB

         ONB has its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of April 27, 2000, ONB had 150,000,000 shares of voting, no par value, common stock authorized, of which approximately 46,851,000 were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System.



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         ONB also has 2,000,000 shares of preferred stock authorized. The preferred stock has no stated dividend rate. No shares of Series A, no par value, ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2010. A Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

         ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of four (4) operating banks, one
(1) securities brokerage company, one (1) insurance company, one (1) realty company, four (4) Delaware business trusts and three (3) national trust companies. ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

         Merger Corporation is an Indiana corporation and a wholly-owned subsidiary of ONB.

         Old National Bank is an Indiana state chartered bank and a wholly-owned subsidiary of ONB.

         B.       Permanent

         Permanent has its principal office at 101 SE Third Street, Evansville, Indiana 47708. Permanent is a corporation duly incorporated and existing under the laws of the State of Delaware and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 20, 1999, Permanent had 9,000,000 shares of voting, $0.01 par value, common stock authorized, of which 4,103,095 shares were issued and outstanding, which number of shares of Permanent common stock is subject to increase to a total of 4,467,239 shares pursuant to the exercise of options granted under the 1999 Omnibus Incentive Plan and the 1993 Stock Option and Incentive Plan to purchase an aggregate of 364,144 shares of common stock of Permanent. The common stock of Permanent is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System.


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         As of the date hereof, the following persons or entities who beneficially own five percent (5%) or more of Permanent's outstanding common stock:

                                                            PERCENTAGE OF
                                   NUMBER OF                 OUTSTANDING
         NAME                  PERMANENT SHARES                SHARES
         ----                  ----------------             --------------
The Permanent Bancorp, Inc.
Employee Stock Ownership
Plan                              333,270                       8.12%

Rahmi Soyugenc                    259,646                       6.33%

Donald P. Weinzapfel              242,036                        5.9%

         Permanent also has 1,000,000 shares of preferred stock, $0.01 par value authorized. No shares of Permanent preferred stock have been issued, and Permanent presently has no interest and no commitments to issue any of such shares.

        Permanent maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Permanent is the parent corporation for Bank, its only direct subsidiary. Bank's only direct subsidiaries are Perma Service Corp. ("Perma Service") and Permavest, Inc. ("Permavest").

                                BUSINESS PURPOSES

        The shareholders of ONB and the shareholders of Permanent desire to reorganize their capital stock interests to accomplish the following business objectives, among others:

        1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

        2. To provide the shareholders of Permanent an interest in a more widely-held enterprise with potentially more marketable stock.

        3. To allow Old National Bank to compete more effectively with other banking organizations and to enable Old National Bank to provide new and broader services to Bank's former customers.



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                              PROPOSED TRANSACTIONS

        As used herein, "Code" means the Internal Revenue Code of 1986, as amended, and "Regulations" means the regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

        To accomplish the objectives specified above, the Mergers, as contemplated by an Agreement of Affiliation and Merger, dated December 20, 1999 ("Agreement"), by and among ONB, Permanent, Merger Corporation, Old National Bank and Bank, will consist of the following:

        (i) Bank will merge with and into Old National Bank pursuant to the National Bank Act. Old National Bank will acquire all of the assets and assume all the liabilities of Bank, and Bank will cease to exist. Each share of Bank capital stock will be cancelled, and ONB will be allocated all of the capital stock of Old National Bank. No new shares of ONB common stock or cash will actually be issued to shareholders of Permanent in this step. Permanent's shareholders will receive the consideration described in subparagraph (ii) hereof, which consideration will consist of ONB common stock, including the Rights described herein. There will be no dissenters to the Bank Merger described herein.

        (ii) Immediately following and on the same day as the Bank Merger, Permanent will merge with and into Merger Corporation pursuant to the provisions of Indiana law. At the effective time of the Company Merger, each issued and outstanding share of Permanent common stock will be converted into the right to receive a certain number of shares of ONB common stock calculated in accordance with an exchange ratio set out in the Agreement, subject to adjustment as provided for in the Agreement. No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Permanent entitled to a fractional share interest of ONB common stock as a result of the exchange ratio will receive cash in lieu thereof in an amount equal to the fraction of the share times the average of the per share closing prices of ONB common stock as reported on NASDAQ National Market System for the ten (10) business days on which shares of ONB common stock were traded immediately preceding the effective time of the Mergers.


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                                   ASSUMPTIONS

        In connection with the Bank Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

        (a) The fair market value of the shares of ONB common stock deemed received in the exchange by Bank shareholders will be approximately equal to the fair market value of the Bank capital stock deemed surrendered in the exchange.

        (b) There is no plan or intention by shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of ONB common stock deemed received in the Bank Merger which would reduce Bank's shareholder's ownership of ONB common stock to a number of shares having a value, as of the effective date of the Bank Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of capital stock of Bank as of the same date. For purposes of this assumption, shares of Bank capital stock and shares of ONB common stock held by the Bank's shareholder and otherwise sold, redeemed, or disposed of prior or subsequent to the Bank Merger will be considered in making this assumption.

        (c) Old National Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this assumption, Bank's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular and normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the Bank Merger.

        (d) Prior to the Bank Merger, ONB will be in control of Old National Bank within the meaning of Section 368(c) of the Code.

        (e) Following the Bank Merger, Old National Bank will not issue additional shares of its capital stock that would result in ONB losing control of Old National Bank within the meaning of
                Section 368(c) of the Code.

        (f) ONB has no plan or intention to reacquire any of its capital stock deemed issued in the Bank Merger. ONB may, however, acquire ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

        (g) ONB has no plan or intention to liquidate Old National Bank, to merge Old

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                National Bank with and into another corporation, to sell or otherwise dispose of the capital stock of Old National Bank, or to cause Old National Bank to sell or otherwise dispose of any of the assets of Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

        (h) The liabilities of Bank assumed by Old National Bank and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

        (i) Following the Bank Merger, Old National Bank will continue the historic business of Bank or use a significant portion of Bank's business assets in a business.

        (j) ONB, Old National Bank, Bank and the sole shareholder of Bank will pay their respective expenses, if any, incurred in connection with the Bank Merger.

        (k) No intercorporate indebtedness exists between ONB and Bank or between Old National Bank and Bank that was issued, acquired, or will be settled at a discount.

        (l) No two parties to the Bank Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        (m) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (n) The fair market value of the assets of Bank transferred to Old National Bank in the Bank Merger will equal or exceed the sum of the liabilities assumed by Old National Bank in the Bank Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

        (o) No capital stock of Old National Bank will be issued in the Bank Merger.

        (p) None of the compensation received by any shareholder-employee of Bank in the Bank Merger (if any) will be separate consideration for, or allocable to, any of its shares of Bank capital stock; none of the shares of ONB common stock received by any shareholder-employee of Bank will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Bank (if any) will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        In connection with the Company Merger, we have relied upon the following assumptions

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        for the purpose of issuing this opinion:

        (a) The fair market value of the shares of ONB common stock received in the exchange by Permanent shareholders will be approximately equal to the fair market value of the Permanent capital stock surrendered in the exchange.

        (b) There is no plan or intention by shareholders of Permanent to sell, exchange or otherwise dispose of a number of shares of ONB common stock deemed received in the Company Merger which would reduce the Permanent shareholders' ownership of ONB common stock to a number of shares having a value, as of the effective date of the Company Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of capital stock of Permanent as of the same date. For purposes of this assumption, shares of Permanent capital stock and shares of ONB common stock held by the Permanent shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Company Merger will be considered in making this assumption.

        (c) Merger Corporation will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Permanent immediately prior to the Company Merger. For purposes of this assumption, Permanent's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular and normal dividends) made by Permanent immediately preceding the transfer, will be included as assets of Permanent held immediately prior to the Company Merger.

        (d) Prior to the Company Merger, ONB will be in control of Merger Corporation within the meaning of Section 368(c) of the Code.

        (e) Following the Company Merger, Merger Corporation will not issue additional shares of its capital stock that would result in ONB losing control of Merger Corporation within the meaning of
                Section 368(c) of the Code.

        (f) ONB has no plan or intention to reacquire any of its capital stock issued in the Company Merger. ONB may, however, acquire ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

        (g) ONB has no plan or intention to liquidate Merger Corporation, to merge Merger Corporation with and into another corporation, to sell or otherwise dispose of the capital stock of Merger Corporation, or to cause Merger Corporation to sell or otherwise dispose of any of the assets of Permanent acquired in the Company Merger, except for dispositions made in the ordinary course of business or

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                transfers described in Section 368(a)(2)(C) of the Code.

        (h) The liabilities of Permanent assumed by Merger Corporation and the liabilities to which the transferred assets of Permanent are subject were incurred by Permanent in the ordinary course of its business.

        (i) Following the Company Merger, Merger Corporation will continue the historic business of Permanent or use a significant portion of Permanent's business assets in a business.

        (j) ONB, Merger Corporation and Permanent will pay their respective expenses, if any, incurred in connection with the Company Merger.

        (k) No intercorporate indebtedness exists between ONB and Permanent or between Merger Corporation and Permanent that was issued, acquired, or will be settled at a discount.

        (l) No two parties to the Company Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        (m) Permanent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (n) The fair market value of the assets of Permanent transferred to Merger Corporation in the Company Merger will equal or exceed the sum of the liabilities assumed by Merger Corporation in the Company Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

        (o) No capital stock of Merger Corporation will be issued in the Company Merger.

        (p) None of the compensation received by any shareholder-employee of Permanent in the Company Merger (if any) will be separate consideration for, or allocable to, any of its shares of Permanent capital stock; none of the shares of ONB common stock received by any shareholder-employee of Permanent will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Permanent (if any) will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                                     OPINION

        Based solely on the facts, assumptions and other information set forth above, and so long

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        as such facts, assumptions and other information are true and correct on the date of the consummation of the Bank Merger, it is our opinion with respect to the Bank Merger that:

        (1) Provided that the merger of Bank with and into Old National Bank qualifies as a statutory merger under applicable law, and following the Bank Merger, Old National Bank will hold substantially all of its assets and the assets of Bank, and in the Bank Merger, the shareholder of Bank will constructively exchange an amount of stock constituting control of Bank (within the meaning of Section 368(c) of the Code) solely for ONB voting common stock, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and
                Section 368(a)(2)(D) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of ONB is being used in the merger. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Bank. ONB, Old National Bank, and Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by Bank on the transfer of substantially all of its assets to Old National Bank and the assumption by Old National Bank of the liabilities of Bank (Sections 361(a) and 357(a) of the Code).

        (3) No gain or loss will be recognized by ONB or Old National Bank on the receipt by Old National Bank of substantially all of the assets of Bank in constructive exchange for ONB common stock and the assumption by Old National Bank of Bank's liabilities (Rev. Rul. 57-278, 1957-1 C.B. 124).

        (4) No gain or loss will be recognized by the shareholder of Bank upon the deemed exchange of Bank common stock solely for ONB common stock (Section 354(a)(1) of the Code).

        Based solely on the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Company Merger, it is our opinion that:

        (1) Provided that the merger of Permanent with and into Merger Corporation qualifies as a statutory merger under applicable law, and following the Company Merger, Merger Corporation will hold substantially all of its assets and the assets of Permanent, and in the Company Merger, the shareholders of Permanent will exchange an amount of stock constituting control of Permanent (within the meaning of Section 368(c) of the Code) solely for ONB voting common stock, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. The reorganization will not


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                be disqualified by reason of the fact that voting stock of ONB is being used in the merger. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Permanent. ONB, Merger Corporation, and Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by Permanent on the transfer of substantially all of its assets to Merger Corporation and the assumption by Merger Corporation of the liabilities of Permanent (Sections 361(a) and 357(a) of the Code).

        (3) No gain or loss will be recognized by ONB or Merger Corporation on the receipt by Merger Corporation of substantially all of the assets of Permanent in constructive exchange for ONB common stock and the assumption by Merger Corporation of Permanent's liabilities (Rev. Rul. 57-278, 1957-1 C.B. 124).

        (4) No gain or loss will be recognized by the shareholders of Permanent upon the exchange of Permanent common stock solely for ONB common stock (Section 354(a)(1) of the Code).

        The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Bank Merger and Company Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the transactions under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

        This opinion is addressed to you and is solely for your use in connection with the transactions described herein. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of either ONB or Permanent. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                Very truly yours,



                                KRIEG DEVAULT ALEXANDER &
                                CAPEHART, LLP